Financial Institutions
Rating Report

WaFd, Inc.

RATINGS

WaFd, Inc.	
Action: Assigned	8/22/24
Outlook/Watch LTR	**Stable**
Senior Unsecured Debt	**BBB+**
Subordinated Debt	**BBB**
Preferred Shares	**BBB-**
Short-Term Debt	**K2**

Washington Federal Bank	
Action: Assigned	8/22/24
Outlook/Watch LTR	**Stable**
Deposit	**A-**
Senior Unsecured Debt	**A-**
Subordinated Debt	**BBB+**
Short-Term Deposit	**K2**
Short-Term Debt	**K2**

FINANCIAL SNAPSHOT

WAFD (%)	1H24	2023
Total Assets ($B)	28.6	22.6
Core ROAA*	0.88	1.06
NIM	2.70	3.20
NCO Ratio	0.01	0.26
NPA Ratio	0.31	0.29
TCE Ratio	7.8	8.2
CET1 Ratio	11.0	10.7
Loans/Core Dep	125	126

*Primarily excludes M&A-related costs from the LBC acquisition

ANALYTICAL CONTACTS

John Rempe, Senior Director
+1 301-969-3045
john.rempe@kbra.com

Brian Ropp, Managing Director
+1 301-969-3244
brian.ropp@kbra.com

Ian Jaffe, Senior Managing Director
+1 646-731-3302
ian.jaffe@kbra.com

Company Profile

- WaFd, Inc. (NASDAQ: WAFD) ("the company") is the BHC for main subsidiary, Washington Federal Bank ("the bank"), which operates 210 branches across a 9-state footprint in the Western U.S., with the most prominent market being the Pacific Northwest, in which WAFD reflects the 2nd largest deposit market share among locally headquartered institutions.
- The company has not been overly aggressive with M&A historically (3 completed transactions since 2008), though recently closed the sizable deal of Luther Burbank Corporation in 1Q24, which added $8 billion in assets and expanded WAFD into CA. Despite management opting to sell a considerable portion of assets, including $2.8 billion of multifamily loans in 2Q24 (sold at 92% of UPB; covered by marks with no losses realized), the LBC deal appears to be a relatively economical entrance into attractive markets that should provide solid growth opportunities in pristine lending segments. Additionally, WAFD has completed a shift in strategy over the years, converting from a legacy thrift into a full-service commercial bank, which has resulted in considerable diversification of the franchise. Going forward, there continues to be an emphasis on technology & digital capabilities to better serve its customer base. Moreover, another area of focus has been geographical expansion, growing steadily in NV, TX, UT, AZ, and ID over the last 5 years, which as expected, have been markets that have been experiencing stronger population growth. Moving forward, post integration of LBC, it appears organic growth initiatives will return.
- Given its heritage as a thrift, including being a seasoned single-family residential (SFR) mortgage portfolio lender, SFR is the largest segment of the portfolio (42% at 2Q24). However, with the shift in strategy, the loan portfolio is now more commercially oriented, including investor CRE (ICRE) at 36%, though multifamily continues to represent a majority. WAFD has carved out a niche in the institutional CRE space, though plans to remain opportunistic with growth.

Key Credit Considerations

- The ratings are supported by consistently favorable operating results over a long period of time; performance that benefited from its high quality & long-tenured management team that implemented a conservative credit culture, which has facilitated pristine asset quality measures as the franchise evolved, including through less conducive economic and interest rate cycles.
- WAFD is currently positioned with sound credit quality metrics, but with the heightened scrutiny of ICRE, management reduced its concentration with the sale of $2.8 billion of multifamily loans during 1Q24. The execution of this deal provides further comfort around the credit risk of the portfolio as the marks were entirely related to interest rates. However, despite the loan sales, WAFD continues to reflect somewhat of a concentrated loan portfolio, though we acknowledge that the SFR and multifamily portfolios (nearly two-thirds of total loans) have outperformed similarly sized peers over a prolonged period. The current construction of these portfolios includes conservative LTVs, and combined with the lack of affordable housing in a majority of the footprint, should facilitate continued outperformance. Lastly, exposure to the office sector (4% of loans) is well-contained and primarily consists of smaller properties in suburban markets.
- The loan-to-deposit ratio has tracked modestly higher historically, but following loan sales there is ample on-balance sheet liquidity. Excess liquidity should normalize, likely being deployed into loans. Liquidity is also reinforced by abundant contingent funding capacity.
- Higher rates and LBC have negatively impacted NIM, though the cost-savings have helped support solid profitability, which should persist due to NIM growth from the benefits of loan sales.
- Capital ratios are considered adequate given the risk profile and ability to accrete internal capital, including an improving earnings capacity and manageable dividend payout.

Rating Sensitivities

+ An upgrade is not expected, though continued outperformance with credit quality, stronger capital ratios, and an improvement in earnings, including growth in fee income, could support positive momentum over time.

– A downgrade is unlikely, though any material degradation in the credit or liquidity profile, or a more aggressive stance with capital management could pressure the ratings.

KBRA Bank & Bank Holding Company Global Rating Methodology November 8, 2021. KBRA ESG Global Rating Methodology June 16, 2021.

August 22, 2024 1

WaFd, Inc.

Financial Metrics

WAFD, INC.

	2Q24	1Q24	4Q23	3Q23	2Q23	YTD24	2023	2022	2021	2020	2019
Balance Sheet ($ millions)											
Loans (HFI)	21,081	20,999	17,767	17,655	17,564	21,081	17,767	17,174	14,766	13,055	12,040
Average Earning Assets	27,442	23,405	21,024	20,936	20,785	25,424	20,785	19,309	18,329	16,693	15,375
Total Assets	28,581	30,140	22,640	22,475	22,553	28,581	22,640	21,654	19,973	19,064	16,423
Core Deposits	17,261	16,709	14,128	14,258	14,544	17,261	14,128	15,086	15,436	13,644	11,319
Total Deposits	21,272	21,449	16,111	16,172	16,198	21,272	16,111	16,042	15,970	14,232	11,994
Total Equity	2,958	2,922	2,452	2,426	2,394	2,958	2,452	2,324	2,149	2,062	2,051
Tangible Common (TCE)	2,206	2,168	1,841	1,816	1,785	2,206	1,841	1,716	1,539	1,752	1,740
Income Statement ($ millions)											
Net Interest Income	178.9	159.2	153.1	164.4	169.7	338.1	662.9	650.0	525.2	478.2	486.4
Noninterest Income	15.5	10.8	14.5	12.7	12.9	26.4	48.7	53.1	72.2	43.5	80.1
Noninterest Expense	110.3	133.1	95.9	91.5	94.1	243.4	377.9	359.4	352.6	325.8	289.6
Provision for Loan Losses	1.5	16.0	-	26.5	9.0	17.5	39.0	5.0	(2.0)	28.5	(2.2)
Net Income	64.6	15.9	58.5	50.2	61.8	80.4	236.4	265.6	194.9	144.5	223.0
Performance Measures (%)											
Return on Average Assets	0.87%	0.25%	1.04%	0.90%	1.11%	0.59%	1.06%	1.29%	1.00%	0.81%	1.35%
Return on Average Equity	10.5%	2.1%	11.1%	9.6%	12.0%	13.1%	11.4%	13.9%	10.6%	8.6%	13.1%
Return on Risk-Weighted Assets	1.29%	0.37%	1.41%	1.18%	1.48%	0.81%	1.42%	1.68%	1.36%	1.15%	1.86%
Net Interest Margin (TE)	2.65%	2.75%	2.93%	3.15%	3.28%	2.70%	3.20%	3.38%	2.88%	2.88%	3.18%
Average Loan Yield	5.81%	5.56%	5.57%	5.48%	5.34%	5.69%	5.39%	4.23%	3.97%	4.27%	4.74%
Cost of Interest-Bearing Deposits	3.33%	3.13%	2.90%	2.52%	2.15%	3.24%	2.31%	0.52%	0.30%	0.76%	1.35%
Loans / Earning Assets	85%	85%	84%	84%	84%	85%	84%	82%	75%	76%	79%
Noninterest Income / Op. Revenue	8%	6%	9%	7%	7%	7%	7%	8%	12%	8%	14%
Efficiency Ratio	57%	78%	57%	52%	52%	67%	53%	51%	59%	62%	51%
Asset Quality (%)											
NPA / Loans + OREO	0.31%	0.27%	0.29%	0.31%	0.36%	0.31%	0.29%	0.21%	0.34%	0.48%	0.30%
LLR / Loans (HFI)	0.97%	0.96%	1.01%	1.00%	1.01%	0.97%	1.01%	1.03%	1.16%	1.30%	1.10%
LLR / NPL	327%	332%	396%	351%	322%	327%	396%	606%	380%	291%	440%
NCO / Average Loans	0.02%	0.00%	(0.00%)	0.67%	0.24%	0.01%	0.26%	(0.01%)	(0.05%)	(0.02%)	(0.04%)
Provision / NCO (x)	1.2	109.6	N/A	0.9	0.9	12.5	0.9	N/A	N/A	N/A	N/A
NPA Change Rate	2%	25%	(5%)	(14%)	44%	28%	48%	(31%)	(19%)	73%	(39%)
Capital (%)											
TCE Ratio	7.8%	7.3%	8.2%	8.2%	8.0%	7.8%	8.2%	8.0%	7.8%	9.3%	10.8%
Leverage Ratio	8.2%	9.7%	9.4%	9.4%	9.3%	8.2%	9.4%	9.4%	9.1%	9.2%	10.7%
CET1 Ratio	11.0%	10.1%	10.7%	10.4%	10.3%	11.0%	10.7%	9.9%	10.0%	12.7%	14.3%
Tier 1 Ratio	12.6%	11.5%	12.5%	12.1%	12.0%	12.6%	12.5%	11.7%	12.0%	12.7%	14.3%
Total Capital Ratio	14.0%	12.8%	13.7%	13.3%	13.2%	14.0%	13.7%	12.9%	13.3%	13.9%	15.4%
Leverage & Funding (%)											
Loans / Deposits	101%	112%	110%	109%	108%	101%	110%	107%	92%	92%	100%
Loans / Core Deposits	125%	144%	126%	124%	121%	125%	126%	114%	96%	96%	106%
Core Deposits / Total Funding	68%	62%	71%	72%	73%	68%	71%	79%	87%	81%	79%
Double Leverage (Incl TRuPS)	100%	100%	97%	97%	96%	100%	97%	93%	99%	98%	98%
RWA / Total Assets	67%	68%	74%	76%	75%	67%	74%	78%	74%	71%	74%

Source: KBRA Financial Intelligence (KFI), Company Reports, Y9C, KBRA

Loan Composition

($ millions)	2Q24	2023	2022	2021	2020
Construction & Development	2,023	2,230	2,401	1,918	1,936
Owner Occupied CRE	877	855	871	739	642
Non-Owner Occupied CRE	3,150	2,808	2,683	2,010	1,342
Residential Mortgage	9,009	6,844	6,280	5,492	5,238
Commercial & Industrial	1,867	1,824	1,983	2,095	1,993
Consumer	72	67	66	77	111
Multi-Family Loans	4,441	3,023	2,696	2,283	1,610
Leases	5	9	10	15	20
Agriculture	17	18	21	22	28
Other	86	89	163	118	135
Total Loans	21,549	17,767	17,174	14,766	13,055
Loans Held for Sale (HFS)	469	0	0	0	0
Loans Held for Investment (HFI)	21,081	17,767	17,174	14,766	13,055
Annual Loan Growth	23%	3%	16%	13%	8%
Investor CRE / Total Loans	45%	45%	45%	42%	37%
C&D / Risk-Based Capital	75%	97%	110%	98%	103%
Investor CRE / Risk-Based Capital	360%	351%	356%	316%	260%

Loan Composition


Construction & Development 9%
Owner Occupied CRE 4%
Non-Owner Occupied CRE 15%
Residential Mortgage 42%
Commercial & Industrial 9%
Multi-Family Loans 21%

Source: KFI, Company Reports, KBRA

Deposit Composition

($ millions)	2Q24	2023	2022	2021	2020
Domestic Deposits					
Demand Deposits	2,610	2,676	3,154	3,348	2,403
NOW & ATS	4,201	4,085	9,477	9,270	8,044
MMDA & Savings	5,247	4,002	22	60	45
Time Deposits					
Retail Time (<$250,000)	6,423	4,201	2,938	2,808	3,207
Jumbo Time (>$250,000)	2,792	1,146	451	484	532
Foreign Deposits	0	0	0	0	0
Total Deposits	21,272	16,111	16,042	15,970	14,232
Total Core Deposits	17,261	14,128	15,086	15,436	13,644
Total Noninterest Bearing Deposits	2,610	2,676	3,154	3,348	2,403
Annual Core Deposit Growth Rate	19%	(6%)	(2%)	13%	21%

Source: KBRA Financial Intelligence (KFI), Company Reports, Y9C, KBRA

Deposit Composition


Demand Deposits 12%
NOW & ATS 20%
MMDA & Savings 25%
Retail Time (<$250,000) 30%
Jumbo Time (>$250,000) 13%

Source: KFI, Company Reports, KBRA

August 22, 2024

2

WaFd, Inc.

Comparative Statistics

Peer Comparison Trends

WAFD, INC.

KBRA Rated Peer Group: BBB+

Time Period	1H24		2023		2022		2021		2020	
Balance Sheet ($ in mlns)	**BHC**	**Peer**	**BHC**	**Peer**	**BHC**	**Peer**	**BHC**	**Peer**	**BHC**	**Peer**
Total Assets	28,581	19,521	22,640	18,774	21,654	17,665	19,973	16,130	19,064	14,279
Total Risk Weighted Assets	19,191	14,971	16,710	14,589	16,878	13,998	14,809	11,488	13,526	10,307
Loans (HFI)	21,081	13,913	17,767	13,410	17,174	12,387	14,766	10,173	13,055	9,826
Total Deposits	21,272	15,676	16,111	14,701	16,042	13,624	15,970	12,780	14,232	11,076
Average Loans / Average Earning Assets	85%	77%	84%	75%	85%	72%	78%	71%	74%	78%
Performance Measures (%)										
Return on Average Assets	0.59%	0.83%	1.06%	0.99%	1.29%	1.23%	1.00%	1.36%	0.81%	1.01%
Return on Average Equity	13.2%	7.7%	11.4%	9.3%	13.9%	11.6%	10.6%	12.0%	8.6%	8.7%
Return on Risk-Weighted Assets	0.84%	1.12%	1.40%	1.32%	1.68%	1.67%	1.36%	1.98%	1.14%	1.39%
Net Interest Margin (TE*)	2.69%	3.28%	3.19%	3.38%	3.37%	3.47%	2.87%	3.22%	2.87%	3.48%
Average Loan Yield	5.75%	6.12%	5.39%	5.75%	4.23%	4.60%	3.97%	4.35%	4.27%	4.54%
Cost of Total Deposits	2.72%	2.22%	1.88%	1.59%	0.41%	0.30%	0.24%	0.15%	0.63%	0.38%
Noninterest Income / Op. Revenue	7%	19%	7%	18%	8%	19%	12%	22%	8%	22%
Efficiency Ratio	67%	68%	53%	62%	51%	56%	59%	57%	62%	58%
Asset Quality (%)										
NPA / Loans + OREO	0.31%	0.57%	0.29%	0.51%	0.21%	0.39%	0.34%	0.50%	0.48%	0.66%
LLR / Loans(HFI)	0.97%	1.22%	1.01%	1.20%	1.03%	1.18%	1.16%	1.25%	1.30%	1.45%
LLR / NPL	327%	295%	396%	316%	606%	380%	380%	325%	291%	294%
NCO / Average Loans	0.01%	0.12%	0.26%	0.13%	-0.01%	0.07%	-0.05%	0.08%	-0.02%	0.14%
Capital (%)										
TCE Ratio	7.8%	8.4%	8.2%	8.3%	8.0%	7.6%	7.8%	8.5%	9.3%	8.8%
Leverage Ratio	8.2%	10.0%	9.4%	9.8%	9.4%	9.6%	9.1%	9.2%	9.2%	9.4%
CET1 Ratio	11.0%	12.2%	10.7%	12.0%	9.9%	11.5%	10.0%	12.1%	12.7%	12.0%
Tier 1 Ratio	12.6%	12.7%	12.5%	12.5%	11.7%	12.0%	12.0%	12.7%	12.7%	12.6%
Total Capital Ratio	14.0%	15.1%	13.7%	14.8%	12.9%	14.4%	13.3%	15.1%	13.9%	15.4%
Leverage & Funding (%)										
Noninterest Bearing / Total Dep.	12%	27%	17%	27%	20%	34%	21%	35%	17%	31%
Loans / Deposits	101%	89%	110%	88%	107%	86%	92%	76%	92%	85%
Loans / Core Deposits	125%	100%	126%	100%	114%	93%	96%	80%	96%	91%
RWA / Total Assets	67%	77%	74%	78%	78%	79%	74%	70%	71%	71%
Double Leverage (Incl TruPS)	100%	102%	97%	101%	93%	103%	99%	102%	98%	102%
Loan Portfolio (%)										
C&I Loans / Total Loans	9%	16%	10%	16%	12%	17%	14%	16%	15%	21%
Investor CRE / Total Loans	45%	40%	45%	40%	45%	40%	42%	39%	37%	37%
Investor CRE / Risk-Based Capital	360%	252%	351%	254%	356%	253%	316%	238%	260%	233%
C&D Loans / Total Loans	9%	8%	13%	8%	14%	9%	13%	8%	15%	8%
C&D Loans / Risk-Based Capital	75%	48%	97%	52%	110%	53%	98%	48%	103%	48%

Sources: Company Reports, KBRA Research

August 22, 2024

3

WaFd, Inc.

Key Quantitative Rating Determinants

The quantitative financial fundamentals of the bank are derived from the analysis of the bank's intrinsic financial strength and potential adjustments due to KBRA's stress testing as well as an analysis of current and historical financial metrics.

Performance

The company has consistently reported favorable operating results over a long period of time, which we believe is attributable to its high-quality and long-tenured management team that have implemented a conservative credit culture, and, in turn, produced solid asset quality performance, specifically below average credit costs over the years. Moreover, this was accomplished through the evolution of its franchise and various economic and interest rate cycles, including the global financial crisis, in which WAFD remained profitable. In more recent operating history, over the last five years, the company's profitability has been relatively respectable, with ROA averaging approximately 1.1% from 2019-2023, which has been supported by the continuation of pristine credit quality and below peer credit costs, in part, due to the benign economic environment and its lower risk loan portfolio, as well as its highly efficient banking model, notably its very low expense base. The operating expenses relative to average assets ratio (tracking between 1.7%-1.8%) has steadily ranked in the bottom quartile versus similarly sized peers during this period, which is impressive considering its expansive branch network (deposits per branch average slightly above $100 million; 210 locations). With that said, despite the higher branch count, the management team keeps a tight lid on expenses and its personnel and occupancy costs have remained meaningfully below peer. Management notes that this is somewhat due to its more simplified business model historically, including less products and services given its heritage as a thrift, though in recent years they have been investing more into technology and digital capabilities. The discipline on the cost side is partially offset by lower revenue generation, including a below average NIM, which is due to its lower risk lending segments, including a higher level of residential mortgage and multifamily that facilitate below average loan yields. Additionally, given its history as a thrift, WAFD has generally maintained a higher-beta deposit base given its concentration in price sensitive time deposits, which also weighs on the margin. Fee income also has been a minimal contributor to overall revenues, which has averaged around 10% from 2019-2023. The majority of noninterest income is derived from deposit-related income and interchange fees, as well as insurance agency commissions, which primarily provides property and casualty policies to bustiness customers of the bank, though also offers personal policies.

Return on Average Assets


1.6%
1.4%
1.2%
1.0%
0.8%
0.6%
0.4%
0.2%
0.0%
2020
2021
2022
2023
YTD24
WAFD, INC.
KBRA Rated BBB+ Peer

Sources: Company Reports, KBRA

Operating Expense - WAFD


2.0%
1.5%
1.0%
0.5%
0.0%
2020
2021
2022
2023
YTD24
Other Exp. / Avg Assets
Occupancy Exp. / Avg Assets
Personnel Exp. / Avg Assets

Sources: KFI, Company Reports, KBRA

With regard to recent year trends, the company's earnings have been negatively impacted by the one-time expenses realized in conjunction with the closing of the LBC acquisition in 1Q24, though when stripping those out, WAFD's core ROA remains solid at just below 0.9% for 1H24, albeit a meaningful decline compared to 1.1% during 2023. The primary driver of the decrease in profitability was NIM headwinds, with a resultant ratio of 2.7% for the first half of 2024 versus 3.2% for 2023. WAFD's NIM had been trending lower each quarter during 2023 and that theme continued in 2024, which was attributable to the continued rise in deposit costs from the persistent mix shift and competitive pressures in the marketplace following the bank failures in early-2023, liquidity leaving the system since the start of the Fed's tighten-

August 22, 2024 4

WaFd, Inc. August 22, 2024 5 ing measures, and the commitment to a higher for longer environment. While all of these aspects weighed on deposit costs, it is also worth noting that the decrease in NIM during 1H24 was also due to the acquisition of LBC and its lower margin business (NIM of 0.78% during 4Q23 prior to the closing of the merger). Excluding the recent drop from the merger, the company has endured the volatile interest rate environment fairly well, with NIM only slightly lower when compared to the start of the Fed’s rate hikes in 1Q22. Despite the NIM compression, profitability has remained decent due to the acquisition of LBC, which provided material cost-savings, with core expenses to average assets falling below 1.5% compared to above 1.7% during 2023. Meanwhile noninterest income and credit costs were largely un- changed and remained comparatively low and in line with prior year levels. Moving forward, given the recent sale of multifamily loans that generated $2.6 billion of net proceeds, which management used to pay down $1.6 billion of borrowings, with the remaining $1.0 billion currently sitting in cash that is expected to deployed on loan growth the rest of 2024, the NIM likely troughed in 2Q24 with the potential for expansion the remainder of the year. As such, assuming stable credit costs, ROA should trend higher throughout 2024 and move closer to in line with recent year measures. Moreover, in the event of rate cuts, WAFD is fairly neutral to changes in interest rates to the downside. However, the company would likely benefit over the longer-term in the event of a gradual reduction in the Fed Funds target rate given its more price sensitive deposit base, notably time deposits (43% of total deposits at 2Q24) that is comparatively concentrated on the shorter end with regard to maturity schedules. Altogether, the company’s profit- ability is considered adequate for the rating group, albeit less diversified than most peers, with a preponderance of revenues generated from spread sources. Asset Quality As previously mentioned, KBRA believes that the company’s conservative underwriting criteria, relationship-banking approach, robust credit risk management in the form of monitoring and review, and preference to maintain a lower risk loan portfolio that has primarily been concentrated in residential mortgage and multifamily historically, has helped facilitate outperformance with regard to asset quality measures. The chart below illustrates WAFD’s historical NCO ratio versus all of KBRA’s rated banks, which demonstrates that the company has consistently outperformed in that regard. The company’s NCO ratio averaged 0.25% since the start of the global financial crisis (GFC) from 4Q07 to 2Q24, while all KBRA rated banks averaged 0.36% during the same period. We recognize that WAFD’s peak NCO ratio of just above 2% was a higher level than the average for KBRA rated institutions, though the company was able to recover a majority of these losses following the GFC. With regard to recent years, the company had reported net recoveries for nine consecutive years up until 2023, in which the NCO ratio increased, though remained modest at 0.26% for the year. The uptick was associated with two credits in the energy portfolio (comprises just under 4% of total loans as of 2Q24), which were isolated issues in manage- ment’s view. WAFD primarily lends to upstream companies, though one of the issues that occurred was to a midstream company that encountered problems with its pipeline that was permanently damaged and forced to shut down due to the potential liability. The other credit was an upstream company that faced issues due to the headwinds on natural gas prices. Other than those two credits, the remainder of the energy portfolio is pass rated and continues to perform well. Despite the volatility with commodity prices, which can create potential problems for energy-related borrowers, we take comfort that this is a comparatively minimal portion of the overall portfolio. Moreover, management stated that there are some risk offlays, including hedging by the borrowers with the use of oil/gas futures. Other than that small problem, credit trends have continued to be very favorable in recent years, including a below average NPA ratio (0.31% as of 2Q24), and while risk rating migration has been negative, in common with the rest of the industry following the low levels realized post-pandemic, criticized and classified loans remain below average, which were 2.9% and 1.7%, respectively as of 2Q24 compared to 2.2% and 1.6%, respectively, at WAFD’s fiscal year-end (3Q23). Moreover, loan delinquencies remain below peer as well, with loans 30-89 days past due at 0.11% of total loans as of 2Q24, though this represented a slight rise from the prior year (0.04%).

WaFd, Inc. August 22, 2024 6 WAFD's Historical NCO Ratio vs. All KBRA Rated Banks -0.50% 0.00% 0.50% 1.00% 1.50% 2.00% 2.50% 3.00% 4 Q 2 0 0 7 2 Q 2 0 0 8 4 Q 2 0 0 8 2 Q 2 0 0 9 4 Q 2 0 0 9 2 Q 2 0 1 0 4 Q 2 0 1 0 2 Q 2 0 1 1 4 Q 2 0 1 1 2 Q 2 0 1 2 4 Q 2 0 1 2 2 Q 2 0 1 3 4 Q 2 0 1 3 2 Q 2 0 1 4 4 Q 2 0 1 4 2 Q 2 0 1 5 4 Q 2 0 1 5 2 Q 2 0 1 6 4 Q 2 0 1 6 2 Q 2 0 1 7 4 Q 2 0 1 7 2 Q 2 0 1 8 4 Q 2 0 1 8 2 Q 2 0 1 9 4 Q 2 0 1 9 2 Q 2 0 2 0 4 Q 2 0 2 0 2 Q 2 0 2 1 4 Q 2 0 2 1 2 Q 2 0 2 2 4 Q 2 0 2 2 2 Q 2 0 2 3 4 Q 2 0 2 3 2 Q 2 0 2 4 WASHINGTON FEDERAL BANK ALL KBRA RATED BANKS Source: Company Reports, KBRA Research Historically, given the company’s heritage as a thrift, residential mortgage has typically reflected a substantial portion of the overall portfolio. This concentration persists today (42% of total loans as of 2Q24), though we recognize that WAFD has become more of a commercially focused bank over the years. A majority of the growth has been in the investor CRE portfolio in recent years, which was exacerbated following the LBC acquisition in 1Q24. Following merger close, the investor CRE concentration reached a historic high at above 450% of total risk-based capital, though man- agement acted quickly to reduce the exposure through the sale of $2.8 billion of LBC multifamily loans in 2Q24 (sold at 92% of UPB; covered by marks with no losses realized). WAFD’s execution of this deal provides additional comfort- ability around the credit risk of the multifamily portfolio as all of the marks were related to interest rates rather than credit. As such, the investor CRE concentration is more manageable, albeit still elevated compared to the rated peer average at 360% as of 2Q24. Despite the sale of a meaningful amount of multifamily in 2Q24, this segment continues to represent the majority of the investor CRE book (21% of loans; 58% of ICRE). Moreover, when excluding multifamily, which has historically reflected credit characteristics that track closer in line with the residential mortgage asset class, the investor CRE concentration is much lower at just above 200% of total risk-based capital. Regarding the remaining multifamily portfolio, it is largely loans made to mid-rise apartment buildings just outside of major MSAs and given the lack of affordable housing in most of the footprint has resulted in minimal losses historically. With the potential headwinds facing parts of the investor CRE sector, specifically office, we believe that the company is fairly insulated from these issues due to the aforementioned portfolio being largely concentrated in multifamily, as well as a minimal exposure to the troubled office sector at just 4% of total loans. Moreover, WAFD’s office portfolio primarily consists of smaller properties in suburban markets, which have been more resilient than high-rises in central business districts. Additionally, the investor CRE portfolio reflects very conservative underwriting criteria, including an average LTV of 57% and DSCR of 2.8x. These borrowers have substantial equity to offset any material changes in valuations and have strong cashflows to mitigate against rising operating and interest expenses.Net Loan Portfolio Average Current LTV 16 As of March 31, 2024 $ In Thousands Net Balance % of  Loans WTD Avg  Current LTV %  Delinquent  based on $ Multifamily 4,067,739$         20% 54% 0.43% CRE ‐ Office 807,792               4% 62% 0.00% CRE ‐ Other 2,704,101            13% 44% 0.91% CRE Construction ‐ Multifamily 994,321               5% 51% 0.00% CRE Construction ‐ Other 601,857               3% 42% 0.13% C&I 2,224,662            11% NA 0.21% SFR 8,578,862            41% 38% 0.30% SFR Custom Construction 221,460               1% 58% 0.38% Other 594,465               3% NA 0.31% 20,795,259$       100% 0.37% Source: WAFD’s 1Q24 Investor Presentation

WaFd, Inc. August 22, 2024 7 Despite being situated with a minimal level of problem loans in the form of NPAs and classifieds, as well as a disci- plined approach to investor CRE, we acknowledge that there are some concentration risks in the loan portfolio, with residential mortgage and multifamily accounting for nearly two-thirds of the overall loan portfolio. With that said, we continue to believe that WAFD reflects a lower risk profile, which is due to these two lending segments significantly outperforming peers over a long period of time. As seen in the chart below, the company’s NCO ratio in both multifamily and residential mortgage have tracked well below similarly rated peers over the last 20 years. Moreover, in common with investor CRE, the residential mortgage portfolio reflects a very low LTV as well, which was 38% as of 1Q24. With that said, management remains focused on rising interest rates and the impact on upcoming maturing loans and the potential repricing impact. Management noted there have been some headwinds on DSCR ratios, though given the conservative approach to underwriting, diligent monitoring, stress testing, and review, the issues have been fairly mini- mal thus far. Additionally, upcoming maturities over the next year (by 2Q25) are fairly minimal at ~$1.7 billion or less than 8% of total loans. Given the current state of credit quality metrics and management’s commentary, we believe that WAFD is in a solid position moving forward. If unexpected issues were to arise, KBRA takes comfort in the compa- ny’s adequate loss absorbing capacity, with a solid earnings capacity as a first line of defense to absorb rising credit costs. Moreover, the LLR position (0.97% of total loans) in context to the overall risk profile appears suitable, and combined with an improving capital position provides an additional layer of protection against material credit prob- lems. Altogether, WAFD’s outperformance with regard to credit quality over a long period of time is a key rating strength. 2005 # 2007 # 2009 2011 2013 # 2015 2017 # 2019 # 2021 2023 Avg. WAFD Multi 0.00% 0.00% 0.13% 0.33% 0.07% 0.00% 0.00% 0.00% 0.00% 0.00% 0.06% Peers Multi 0.02% 0.11% 1.14% 0.18% 0.10% -0.01% 0.00% 0.00% 0.01% 0.00% 0.17% WAFD 1-4 -0.01% 0.01% 0.14% 0.67% 0.00% -0.14% 0.02% -0.01% -0.03% 0.00% 0.08% Peers 1-4 0.07% 0.14% 1.26% 0.36% 0.32% 0.07% 0.02% 0.01% -0.01% 0.00% 0.23% *Showing every other year starting in 2005, though averages reflect the data for all years from 2004-2023 Source: Uniform Bank Performance Report; Peer Group 2 Includes Insured Commercial Banks w/ Assets Between $10-$100 Billion Multifamily & 1-4 Family NCO Ratios From 2004-2023 (WAFD vs. Similarly Sized Banks)* -0.1% -0.1% 0.0% 0.1% 0.1% 0.2% 0.2% 0.3% 0.3% 2020 2021 2022 2023 YTD24 WAFD, INC. KBRA Rated BBB+ Peer NCO / Average Loans Sources: Company Reports, KBRA 0% 50% 100% 150% 200% 250% 300% 350% 400% 2020 2021 2022 2023 YTD24 WAFD, INC. KBRA Rated BBB+ Peer Investor CRE / Risk-Based Capital Sources: Company Reports, KBRA Capital Prior to 2021, the company’s capital management was relatively conservative, with its core capital ratios (TCE and CET1) tracking above similarly rated peers during 2019 and 2020. However, during 1Q21, WAFD completed its $300 million preferred stock issuance (non-cumulative perpetual with a fixed rate of 4.875%), which was used to increase share repurchases that combined with its common dividend totaled $415 million or a payout ratio of 239% for the year.

WaFd, Inc.

Moreover, during 2022, loan growth accelerated in common with the rest of the banking industry following the pandemic, with balances growing 16% for the year. As such, this resulted in a meaningful depletion in the TCE and CET1 ratios, which reached 8.0% and 9.9%, respectively, at YE22. However, since that time, with the moderation in share buyback activity and slower loan growth, capital was beginning to rebuild, though was then significantly impacted by the closing of the LBC merger, which came with substantial interest rate marks (~$475 million on its loans) that negatively affected capital ratios. With that said, given the recent asset sales and de-levering, which shrunk the balance sheet, capital ratios bounced back, with the TCE and CET1 ratios rising to 7.8% and 11.0%, respectively, at the end of 2Q24. As it currently stands, we believe that WAFD reflects adequate capitalization relative to the rating group when considering its lower risk profile.

Going forward, with the growth expectations, including loan balances expected to increase around the mid-single digit level the rest of 2024, combined with its dividend payout that was 38% for 2Q24, and the potential for opportunistic share buybacks (357k shares totaling $9.5 million during 2Q24), it appears that risk-based capital measures should continue to track around this current level. However, given that there will be minimal balance sheet growth as management is using the net proceeds from the multifamily loan sale to fund future loan growth, as well the potential for a lower level of AOCI from improvement in bond pricing thus far in 3Q24 ahead of potential rate cuts from the Fed, there is the possibility of the TCE growing throughout 2024, which we view favorably. Moreover, WAFD is an outlier with regard to AOCI, being in a positive position despite reflecting unrealized losses of $136 million in its securities portfolio, which is primarily due to the cash flow hedges implemented during the low-rate environment. The derivatives have established an attractive funding source, including $1.0 billion at a fixed rate of 66 bps for 10 years. Combined with fair value hedges, the derivatives reflect an unrealized gains of ~$210 million at 2Q24. With regard to the capital stack, as previously noted, the company has $300 million of preferred stock outstanding, as well as $50 million of TruPS acquired from LBC. Double leverage remains largely nonexistent, which was 100% as of 2Q24 (inclusive of TruPS). The cash position at the holding company is ample, which was $91 million as of 2Q24, which management noted will likely be used to pay off the acquired senior unsecured debt from LBC ($95 million with a fixed coupon of 6.5%, which matures in 3Q24). Moving forward, management plans to keep one year's worth of operating expenses at the holding company, with a little extra to have flexibility for share repurchases, which we view as adequate.


TCE Ratio
10.0%
9.0%
8.0%
7.0%
6.0%
5.0%
4.0%
3.0%
2.0%
1.0%
0.0%
2020
2021
2022
2023
YTD24
WAFD, INC.
KBRA Rated BBB+ Peer

Sources: Company Reports, KBRA


CET1 Ratio
14.0%
12.0%
10.0%
8.0%
6.0%
4.0%
2.0%
0.0%
2020
2021
2022
2023
YTD24
WAFD, INC.
KBRA Rated BBB+ Peer

Sources: Company Reports, KBRA

Funding & Liquidity

In recent years, excluding the pandemic-related liquidity surplus years in 2020 and 2021, the company has typically managed the liquidity position as measured by the loan-to-deposit ratio relatively above peers, which has tracked between 100%-110%. However, following the aforementioned sale of LBC's multifamily loans after the merger, the loan-to-deposit ratio has been on the decline, which was 101% as of 2Q24. Moreover, with the expected sale of ~$450 million of residential mortgages from LBC expected to close in 3Q24, the loan-to-deposit ratio has the potential to drop even further the next quarter depending on loan growth. With that said, given that the liquidity created from the loan sales is largely being utilized for future loan growth, it is likely the loan-to-deposit ratio could increase the remainder

August 22, 2024 8

WaFd, Inc.

of the year. Given the more "loaned up" balance sheet, WAFD has generally had to rely on a meaningful amount of noncore funding, with brokered deposits and borrowings averaging 16% of total funding since the start of 2019. This measure is relatively in line as of 2Q24, which was 18% of total funding, though marked a considerable decline from 1Q24 (23% of total) as $1.6 billion of net proceeds from the loan sales were used to pay down borrowings. By regulatory definitions, jumbo time deposits (>$250k), in which WAFD has a substantial amount (13% of total deposits), are classified as noncore funding, but we recognize that these relationships have longevity and have been customers for the bank on average for 13 years. As such, while we recognize these relationships are price sensitive, we believe these deposits would behave closer to in line with a "core relationship" when it comes to overall durability. Customer deposits (including jumbo time relationships) have averaged 83% of total funding since the start of 2019, though ranks slightly lower than that currently (79% as of 2Q24).

Moving forward, management has initiatives in place to grow core deposits, though acknowledges it is a difficult environment to facilitate growth given the higher interest rates. Some of these strategies include building out its small business banking group, directing bankers to bring in deposits with all types of lending relationships, as well as the investment into treasury management and digital capabilities. Aside from redeploying the liquidity from the loan sales into new loan growth, management stated that deposit growth will be the governor on future loan growth. With regard to liquidity, despite the more elevated loan-to-deposit ratio, WAFD has ample on-balance sheet liquidity given the loan sales, with $2.5 billion in cash or 9% of total assets as of 2Q24. With that said, the cash position will normalize throughout 2024 as it is used on earning asset growth (loans/securities) or reducing noncore funding. Combined with the securities portfolio, as well as HFS loans that will be sold in 3Q24, on-balance sheet liquidity accounts for 17% of total assets, which we view as sufficient when considering deposit flows, growth prospects, and overall liquidity needs. With the precipitous rise in interest rates most bond portfolios are underwater and cannot be monetized without substantial losses. However, WAFD is in a unique position given its hedges that have been implemented, which results in a positive AOCI (~$55 million at 2Q24). As such, in the event of liquidity needs, management could potentially monetize the hedges to offset losses associated with securities sales. With regard to the securities portfolio, it targets low credit risk and moderate duration and is largely comprised of U.S. government-backed agency bonds and MBS. Going forward, the composition is not expected to change materially, with the intention of staying short and remaining "plain vanilla". Contingent funding capacity is also ample given its largely pledgeable asset mix, with just under $12 billion of borrowing available from the FHLB and FRB. In the context of uninsured or potentially volatile deposits, the company's liquidity covers those relationships by over 3x. Furthermore, in the event depositors required additional FDIC insurance coverage the company has ample capacity through the reciprocal deposit network. WAFD's utilization has been fairly minimal thus far at $1 billion or 5% of total deposits as of 2Q24.


Cost of Total Deposits
3.0%
2.5%
2.0%
1.5%
1.0%
0.5%
0.0%
2020
2021
2022
2023
YTD24
WAFD, INC.
KBRA Rated BBB+ Peer

Sources: Company Reports, KBRA

Highly diversified deposit base - % of deposits by industry


Retail Trade
4%
Manufacturing
4%
Professional, Scientific, and Tech Svcs
4%
Construction
7%
Other Services
7%
Finance and Insurance
8%
Real Estate and Rental and Leasing
9%
Public Administration

Source: WAFD's 1Q24 Investor Presentation

With regard to the deposit base, given the history as a thrift, as well as the addition of LBC, there is a concentration in time deposits, which account for 43% of total deposits as of 2Q24. The higher rate environment has resulted in a considerably mix shift across the industry, WAFD included, with time deposits growing substantially over the past few years (21% of total deposits at YE22), while NIB balances have decreased, which were 12% of total deposits as of 2Q24

August 22, 2024

9

WaFd, Inc. August 22, 2024 10 compared to a peak of 21% at YE21. With that said, management has stated that the outflows from NIB are slowing and they are hopeful for a trough in the second quarter. Additionally, over a longer time horizon, it is worth mentioning that the deposit base has been enhanced due to the evolution of the franchise into a full-service commercial bank, with transaction accounts increasing from 47% of total to 57% of total from 1Q14 to 2Q24. Given the higher level of maturity deposits and more price sensitive accounts, the company has reflected a higher beta throughout this interest rate cycle, with cost of deposits of 2.92% during 2Q24. With regard to deposit flows and durability, WAFD impressively kept customer deposit balances largely flat in 1Q23 during the volatility created from the bank failures. Customer deposits have expectedly been on the decline since the start of the Fed’s QT measures in 1Q22, though have been comparatively resilient when compared to the KBRA rated universe. The durability is reinforced by its granular deposit base, including a minimal amount of uninsured deposits at 26% of total, as well as the top 20 relationships accounting for just 10% of total deposits. The stability and granularity of deposits leaves the company fairly protected in the event of diminish- ing confidence. Key Qualitative Rating Determinants The qualitative aspects of WaFd, Inc. were assessed using a scorecard that focuses on four key factors: market strate- gy, risk management, liquidity management, and the operating environment. For the most part, the bank scored slightly above average for qualitative factors. For qualitative aspects, KBRA relies principally on discussions with manage- ment supplemented by publicly available data, regulatory filings and KBRA’s view of the economic and regulatory environment. The following describes KBRA’s qualitative assessment for WaFd, Inc.: Market StrategyOverview of WaFd Bank 2 • Established in 1917; IPO in 1982 • Washington State Charter Commercial Bank – WA DFI, FDIC, FRB,  CFPB Regulated • Headquartered in Seattle, WA; is the second largest bank headquartered in  the Pacific Northwest • 210 branches across 9 western states • Full‐service consumer & commercial bank • Strong capital, high asset quality, consistent results • Portfolio mortgage lender • Profitable every year since 1965 • Interest rate risk management – well controlled • 164 consecutive quarterly cash dividends • 13,484% Total shareholder return since IPO  Adjusted Efficiency Ratio 58.5% Efficiency Ratio 77.7% Stockholder Equity $2.9Bn Total Deposits $21.3Bn Total Loans HFI $20.8Bn Total Assets $30.1Bn 1 As of or for the quarter‐ended 3/31/2024 Overview Geographic Overview Company Highlights1 2 Source: WAFD’s 1Q24 Investor Presentation Washington Federal Bank has a long history dating back to the early 20th century, while the holding company, WaFd, Inc. was later established in 1995. Moreover, the company completed its IPO in 1982. In WAFD’s more recent operat- ing history, the growth strategy has been largely organic, with the company only completing three acquisitions since the start of the global financial crisis. The most re- cent acquisition of Luthe Burbank Corporation closed in 1Q24, which added nearly $8 billion in assets and expand- ed WAFD into the California market. As noted, manage- ment has sold a meaningful portion of LBC’s loan portfolio following the closing of the deal, which provided solid li- quidity during a period that liquidity and deposits are more difficult to obtain. Altogether, the transaction has proved to be a relatively cheap ntrance (purchased from ~0.7x P/TBV at closing) into attractive markets, including the Los Angeles, San Francisco, and San Jose MSAs. Moreover, LBC maintained a pristine loan portfolio with ex- pertise in multifamily a d residential mortgage lending, which should provide solid growth opportunities prospectively. Following the merger, WAFD operates 210 branches across a nine-state footprint, though the most prominent market remains the Pacific Northwest (headquartered in Seattle), in which the company reflects the second largest deposit market share among locally headquartered banks. From a geographical perspective, WAFD’s operations are more diversified and reflect more scale than most peers in the rating group. Other than acquisitive growth, another area focus of the institution over the years has been the evolu- tion of the franchise, in which WAFD converted from a legacy thrift into a full-service commercial bank. In our view, this has helped diversify the bank from a funding and lending standpoint, as well as introduced numerous new prod- ucts and services. Moreover, management recognized that its older business model was a bit simplistic and the cur- rent technology, digital capabilities, and products/services rival its larger competitors in footprint. Moreover, another

WaFd, Inc. August 22, 2024 11 area of focus has been the continued expansion geographically, growing steadily in Nevada, Texas, Utah, Arizona, and Idaho over the last five years, which expectedly have been markets that have been experiencing stronger population growth during that period. Moving forward, integration of the merger and a return to organic growth initiatives appears likely, which was generally the case historically. Management noted that the dislocation in the CA from bank failures and larger banks pulling back on loan growth has also presented meaningful growth opportunities for the franchise prospectively. With regard to management, we have a favorable view of the team, which appear to have considerable knowledge of the banking sector and the markets the bank operates in. Moreover, the CEO, Brent Beardall, has been with the institution for a long period of time (joined in 2001), including previously serving as the CFO. The cohesion and longevity of the manage- ment team, along with a fairly conservative approach to growth that emphasizes organic with a more limited focus on M&A, are all viewed positively. Going forward, other growth initiatives include the continued emphasis of C&I lend- ing, including small business banking, to further diversify the loan portfolio, though we do not expect any material changes in the near-term. Additionally, management mentioned the possibility of building out or acquiring fee income business lines to expand its revenue sources, though nothing is imminent at this time. Risk Management WAFD employs an enterprise risk management framework, which covers a myriad of risk factors, including interest rate, liquidity, credit, strategic, operational, legal, regulatory, compliance, and reputational. Within each risk factor, there are various subsegments, and the management team completes assessments and monitors trends to assure they are on top of any evolving or prevalent risks facing the company. In our view, the most significant risks facing the banking industry currently include interest rate, liquidity, and credit risks, which are typically the “top three” risks in any economic cycle. Some of these risks were already addressed in previous sections, including how WAFD has endured the interest rate and delicate liquidity environment fairly well thus far. Moreover, credit quality remains pristine despite the headwinds facing the industry. With regard to the loan approval process and monitoring, it is worth noting that the company is regionally structured from a commercial standpoint, with residential lending being centralized. There is a hierarchy when it comes to loan approval depending on the title, with larger credits generally requiring a loan or executive committee. The company completes internal loan review, stress testing, and monitoring, as well as con- ducts a third-party review that targets around 50% of the loan portfolio. Altogether, given the conservative underwriting criteria, in-depth monitoring and review, and knowledge of its local markets, the company has generally outperformed with regard to credit quality. Cyber and fraud risks have been increasing ever since the pandemic, though management stated given the strength of its Board of Directors, many of which have experience in the technology sector, have helped with these areas. With respect to cyber-attacks, there have been no material incidents in recent years. Regarding fraud, attempts have been accelerating, though losses remain minimal given the risk controls in place. Altogether, we view the risk management practices and procedures as adequate for a bank of its size, and that overall risks appear to be effectively managed and mitigated in recent years. Liquidity Management The company’s liquidity management, in common with most banks, is covered by its asset & liability committee (ALCO), which encompasses the economic environment, loan and deposit flows, liquidity position and forecasts, se- curities portfolio, interest rate risk, and capital. Altogether, as noted, in the Funding & Liquidity Section, we believe that despite maintaining a higher loan-to-deposit ratio, WAFD maintains an adequate liquidity position, which has recently been bolstered by loan sales. Core deposits represent a majority of total funding and noncore funding utilization has been on a downward trend in recent quarters. Supplemental to its deposit base, the bank has access to varied sources of market funds and has ample borrowing capacity with the FRB and FHLB. The interest rate risk positioning is fairly neutral, with WAFD being minimally impacting in a steady decrease in the Fed Funds target rate. Overall, the company’s liquidity management practices are considered adequate.

WaFd, Inc. August 22, 2024 12 ESG Management KBRA typically analyzes Environmental, Social, and Governance (ESG) factors through the lens of how management teams plan for and manage relevant ESG risks and opportunities. More information on KBRA’s approach to ESG risk management in financial institution ratings can be found here. Over the medium-term, banks and other financial insti- tutions will need to prioritize ESG risk management and disclosure with the likelihood of expansions in ESG-related regulation and rising investor focus on ESG issues. KBRA analyzes many sector- and issuer- specific ESG issues but our analysis is often anchored around three core topics: climate change with particular focus on greenhouse gas emissions, stakeholder preferences, and cybersecuri- ty. Under environmental, as the effects of climate change evolve and become more severe, issuers are increasingly facing an emerging array of challenges and potential opportunities that can affect financial assets, operations, and capital planning. Under social, the effects of stakeholder preferences on ESG issues can affect the demand for an issuer’s product and services, the strength of its global reputation and branding, its relationship with employees, con- sumers, regulators, and lawmakers, and, importantly, its cost of and access to capital. Under governance, as issuers continue to become more reliant on technology, cybersecurity planning and information management are necessary for most issuers regardless of size and industry. Environmental Factors Although near term climate-related risks are believed by KBRA to be well contained, we note the bank is currently in the process of introducing practices that are more sustainable and are geared toward decreasing its overall carbon footprint, among other initiatives. The bank and most of its peers do not yet estimate carbon emissions, but Scope 1 emissions are believed to be modest compared with many other types of industries. Calculating Scope 3, which primarily refers to the emissions banks finance across their portfolios, is a challenge across the sector, not only for smaller regional banks but for large multinational banks as well. Banks and other financial institutions will need to address increasing stakeholder pressure to improve disclosure of carbon and other greenhouse gas emissions, as well as prepare for the possibility of increased carbon regulation and/or carbon taxes. In common with most peers, the company’s direct loan exposure to carbon-intensive industries is considered minimal relative to the total loan portfolio. Social Factors The banks have a strong social mission and is active in fostering economic development in its communities of opera- tion, including small business lending and other lending, as well as other community banking services and Community Reinvestment Act (CRA) activities. Additionally, the bank received a satisfactory CRA rating during its last examina- tion. Governance Factors An effective risk management framework includes the bank’s process for identifying, assessing and responding to ESG-related risks and opportunities, such as ESG focused staff and resources, board oversight, ESG issues incorporat- ed into capital allocation, cyber risk and fraud management. For supplemental information on risk management and other governance considerations, please reference the qualitative rating determinants section, notably the Risk Management section. Operating Environment Overall, the U.S. banking system has a strong regulatory framework. Since the 2008 financial crisis, banking institu- tions have adjusted to additional rules and regulations resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III standards. Despite some easing of regulatory burden, particularly for small to

WaFd, Inc. August 22, 2024 13 mid-sized banks in recent years, regulatory standards and oversight remain strong for the U.S. banking system. The latest research on this and other topics can be found here. External Support Pursuant to the 2010 Dodd-Frank Act, U.S. regulators created a resolution regime with the goal of preventing a system- ic crisis if a systemically important bank fails. For non-systemically important depositories such as the bank, KBRA believes that uninsured depositors could benefit from some degree of extraordinary systemic support. However, KBRA does not foresee any regulatory support being extended to creditors or investors at the bank or its BHC. As the bank operates in the U.S. market, a well-developed economy with a AAA sovereign rating, there were no adjustments for country risk. In addition, the company is publicly traded, and the rating does not incorporate external support relat- ed to its ownership structure. Ratings Approach KBRA’s ratings are supported by the following factors: i) a quantitative view of the bank’s financial fundamentals, including stress testing, ii) a qualitative assessment of the bank’s management and market strategy, and iii) the incor- poration of potential external systemic support. KBRA’s ratings for the bank holding company reflect the overall credit profile of the organization and the potential structural subordination of its liabilities to the liabilities of its subsidiary in the event of default or regulatory intervention. KBRA’s short-term ratings are derived from senior long-term bank ratings. Consistent with KBRA’s typical notching practices, subordinated debt is rated one notch below senior unse- cured debt. With respect to the preferred stock rating, KBRA considers ratings for such instruments on a case-by-case basis, although typically, for institutions such as WaFd, Inc., with a solid credit profile, we rate the preferred stock one notch below the holding company’s subordinated debt. 1 1© Copyright 2024, Kroll Bond Rating Agency, LLC and/or its affiliates and licensors (together, "KBRA"). All rights reserved. All information contained herein is proprietary to KBRA and is protected by copyright and other intellectual property law, and none of such information may be copied or otherwise reproduced, further transmitted, redistributed, repackaged or resold, in whole or in part, by any person, without KBRA's prior express written consent. Information, including any ratings, is licensed by KBRA under these conditions. Misappropriation or misuse of KBRA information may cause serious damage to KBRA for which money damages may not constitute a sufficient remedy; KBRA shall have the right to obtain an injunction or other equitable relief in addition to any other remedies. The statements contained herein are based solely upon the opinions of KBRA and the data and information available to the authors at the time of publication. All information contained herein is obtained by KBRA from sources believed by it to be accurate and reliable; however, all information, including any ratings, is provided "AS IS". No warranty, express or implied, as to the accuracy, timeliness, completeness, merchantability, or fitness for any particular purpose of any rating or other opinion or information is given or made by KBRA. Under no circumstances shall KBRA have any liability resulting from the use of any such information, including without limitation, for any indirect, special, consequential, incidental or compensatory damages whatsoever (including without limitation, loss of profits, revenue or goodwill), even if KBRA is advised of the possibility of such damages. The credit ratings, if any, and analysis constituting part of the information contained herein are, and must be construed solely as, statements of opinion and not statements of fact or recommendations to purchase, sell or hold any securities. KBRA receives compensation for its rating activities from issuers, insurers, guarantors and/or underwriters of debt securities for assigning ratings and from subscribers to its website. Please read KBRA's full disclaimers and terms of use at www.kbra.com. Doc ID: 1005573